FIRST AMENDMENT TO LEASE

This Amendment to Lease (this “Amendment”) is made as of the 25th day of October, 2011 (the “Effective Date”), by and between LIBERTY MA PORTFOLIO FEE LLC, with an address c/o Liberty Properties, One Liberty Square, Boston, Massachusetts 02109 (“Landlord”) and THERMOENERGY CORPORATION, a Delaware corporation, with an address of 10 New Bond Street, Worcester, MA 01606 (“Tenant”).

R E C I T A L S

A.           Landlord and Tenant entered into that certain Indenture of Lease, dated January __, 2008 (the “Original Lease”), pursuant to which Landlord leased to Tenant certain premises consisting of 19,200 rentable square feet in the building containing 221,111 total rentable square feet and located at 10 New Bond Street, Worcester, Massachusetts (the “Original Premises”) for a term that is scheduled to expire January 31, 2013, as more fully set forth in the Original Lease.

B.           Landlord and Tenant wish to enter into this Amendment to (i) expand the Original Premises to include 28,800 rentable square feet in the Building in the location shown on Exhibit A attached hereto (the “Additional Premises”), (ii) extend the Term of the Original Lease, and (iii) amend certain other terms and conditions of the Original Lease.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1.           Capitalized Terms.  All capitalized terms not otherwise modified or defined herein shall have the same meanings as are ascribed to them in the Lease. All references in the Lease to the “Lease” or “this Lease” or “the Lease” or “herein” or “hereunder” or similar terms or to any section thereof shall mean the Original Lease, or such section thereof, as amended by this Amendment.

2.           Extension of Term.  The Term of the Original Lease is hereby extended for a period commencing on February 1, 2013 and expiring on January 31, 2017(the “Extended Term”).

3.           Demise of Additional Premises.

(a)           In consideration of the rent and covenants set forth and contained herein on the part of Tenant to be paid, performed and observed, Landlord does hereby demise and lease to Tenant, and Tenant hereby leases from Landlord, the Additional Premises, commencing on October 1, 2011 (“Additional Premises Commencement Date”) and expiring on the last day of the Extended Term.  Except as otherwise expressly provided herein, Tenant’s lease of the Additional Premises shall be on all of the terms and conditions of the Original Lease.  Effective as of the Additional Premises Commencement Date, the rentable area of the Premises shall be 48,000 square feet.

(b)           Landlord shall deliver the Additional Premises with the existing ceiling mounted lighting therein in good working order in compliance with code.  In addition, Landlord, at Landlord’s cost and expense, shall demise (including erection of code compliant, secure walls) the Additional Premises from the remainder of the Building, shall separately meter the gas and electric service in the Additional Premises.  Landlord shall use reasonable efforts to complete such work as soon as practical but in any event within forty-five (45) days after the Effective Date of this Amendment.  In addition, Landlord has not received any notice that the existing sprinkler/fire alarm system serving the Additional Premises does not comply with applicable laws for warehouse space. In the event that Tenant is unable to use the Additional Premises for the existing warehouse use, Landlord will reimburse Tenant for its reasonable out of pocket costs to upgrade the existing emergency lighting/fire alarm system to comply with applicable laws for warehouse space up to $10,000.  Notwithstanding the foregoing, if  tenant is required to upgrade the emergency lighting/fire alarm system due to Tenant's particular equipment and/or specific use of the Additional Premises, the associated costs for the upgrades shall be the sole responsibility of Tenant without reimbursement from Landlord.  Except as provided in this Section 3(b), the Additional Premises are hereby leased in their as is condition, without representation or warranty by Landlord.

(c)           Tenant is responsible for any alterations required to connect the Original Premises to the Additional Premises, including any opening in the existing wall between the two spaces.  In addition, Tenant shall be responsible for reconnecting the overhead power cranes to their power feeds.  Such work shall be performed by Tenant at its expense, subject to and in accordance with the terms and conditions of the Lease.  Landlord consents to the alterations described in Exhibit B hereto including the combination of two bays into one, subject to Landlord’s review of plans and specifications with respect to such work and Tenant’s compliance with the other provisions of the Lease concerning Alterations.

4.           Base Rent.  Commencing on the Additional Premises Commencement Date and thereafter during the Term, the Base Rent as set forth in the Original Lease (inclusive of the Additional Premises) is hereby amended by deleting the table set forth in Section 5.1 thereof and replacing it with the following:

TERM	ANNUAL FIXED RENT	MONTHLY FIXED RENT
Additional Premises Commencement Date-January 31, 2013	$168,000.00	$14,000.00
February 1, 2013-January 31, 2014	$173,040.00	$14,420.00
February 1, 2014-January 31, 2015	$178,231.20	$14,852.60
February 1, 2015-January 31, 2016	$183,578.13	$15,298.18
February 1, 2016-January 31, 2017	$189,085.47	$15,757.12

Notwithstanding the foregoing, Tenant shall be entitled to an abatement of the monthly Base Rent for the first three months after the Additional Premises Commencement Date in an amount equal to $8,400.00, such that the monthly Base Rent installments for such months shall be $5,600.00.

5.           Tenant’s Share.  Effective as of the Additional Premises Commencement Date, the term “Tenant’s Share”, as used in the Original Lease, including without limitation, the calculation of Taxes and Operating Costs under Article X, is hereby amended to be 21.71%.

6.           Security Deposit. The Security Deposit under the Original Lease is hereby increased to be $40,000.00.  Simultaneously with the execution and delivery of this Amendment, Tenant shall pay to Landlord an additional $16,000.00 (“Additional Deposit”), which will be added to the existing Security Deposit and shall be held by Landlord in accordance with the provisions of Section 1.7 of the Lease.

7.           Brokerage Indemnity.  Landlord and Tenant each represent and warrant to the other that neither of them has employed or dealt with any broker, agent or finder other than Kelleher & Sadowsky Associates, Inc. (the “Broker”) and that, other than the Broker, no broker is entitled to any compensation or charges in connection with this Amendment or the transaction contemplated hereby. Landlord will pay all fees of the Broker pursuant to the terms of a separate agreement and defend, indemnify and save Tenant harmless from and against any and all cost, expense or liability for any compensation, commission or charges claimed by the Broker. Tenant covenants and agrees to defend, with counsel approved by Landlord, indemnify and save Landlord harmless from and against any and all cost, expense or liability for any compensation, commission or charges claimed by any broker, agent or finder who dealt with Tenant with respect to the Additional Premises, other than the Broker.

8.           Ratification.  Except as expressly modified by this Amendment, the Original Lease shall remain in full force and effect, and as further modified by this Amendment, is expressly ratified and confirmed by the parties hereto.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of the Lease regarding assignment and subletting.

9.           Governing Law; Interpretation and Partial Invalidity.  This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.   If any term of this Amendment, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Amendment, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Amendment shall be valid and enforceable to the fullest extent permitted by law.  The titles for the paragraphs are for convenience only and are not to be considered in construing this Amendment.  This Amendment contains all of the agreements of the parties with respect to the subject matter hereof, and supersedes all prior dealings between them with respect to such subject matter.  No delay or omission on the part of either party to this Amendment in requiring performance by the other party or exercising any right hereunder shall operate as a waiver of any provision hereof or any rights hereunder, and no waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall be construed as a bar to or waiver of such performance or right on any future occasion.

10.           Binding Agreement and Effective Date.  This document shall become effective and binding only upon the execution and delivery of this Agreement by both Landlord and Tenant. If the Subordination Non-Disturbance and Attornment Agreement among Landlord, Tenant and Capital Trust, Inc is not signed and delivered within 60 days after Tenant has executed and delivered such agreement to Landlord, Tenant may within 15 days thereafter,  cancel this Amendment, by delivering written notice to such effect to Landlord, whereupon Tenant shall vacate the Additional Premises in accordance with the requirements of the Lease and this Amendment, and Landlord shall promptly return the Additional Deposit to Tenant.  Counterparts and Authority. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.  Landlord and Tenant each warrant to the other that the person or persons executing this Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Amendment.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first written above.

LANDLORD:
LIBERTY MA PORTFOLIO FEE LLC

By:	/s/ Austin L. Cable
Name: Austin L. Cable
Title: Manager
TENANT:
THERMOENERGY CORPORATION

By:	/s/ Ted Klowan Jr.
Name: Teodor Klowan, Jr.
Title: CFO

EXHIBIT A
ADDITIONAL PREMISES

EXHIBIT B
TENANT IMPROVEMENTS

●	Install new 480 volt, 500 amps plus distribution from existing distribution panel located within the adjacent space.
●	Install 120 volt shop outlets throughout the space power from existing distribution panels.
●	Repower the existing ceiling exhaust fans.
●	Add demising to divide space from main building with overhead door (12’x12’).
●	Install overhead door between TEC space to new space (12’ x 12’). Tenant acknowledges that the overhead door will be required to be removed at the end of the Term and the wall restored.
●	Replace two existing loading dock doors (8’x 8’) with one 12’ x 12’ door.
●	Add secured fenced in area within the space (120’ x 20’).
●	Repower the overhead cranes.